Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Reports Results for Fourth Quarter and Full Year 2018

St. Louis, Missouri - February 20, 2019 - Belden Inc. (NYSE: BDC), a global leader in high quality, end-to-end signal transmission solutions for mission-critical applications, today reported fiscal fourth quarter and full year 2018 results for the period ended December 31, 2018.

Fourth Quarter 2018

On a GAAP basis, revenues for the quarter totaled $655.4 million, increasing $50.5 million, or 8.4%, compared to $604.9 million in the prior-year period. Net income was $43.5 million, an increase of $13.0 million, or 42.6%, compared to $30.5 million in the year-ago period. Net income in the fourth quarter 2017 was negatively impacted by a one-time charge related to the enactment of the Tax Cuts and Jobs Act (“TCJA”). Net income as a percentage of revenues was 6.6% compared to 5.0% in the prior-year period. EPS totaled $0.87 compared to $0.51 in the fourth quarter 2017.

Adjusted revenues for the quarter totaled $654.1 million, increasing $49.2 million, or 8.1%, from $604.9 million in the prior-year period. Adjusted EBITDA margin was 18.6%, increasing 40 basis points compared to 18.2% in the year-ago period. Adjusted EPS was $1.66, increasing 2.5% compared to $1.62 in the fourth quarter 2017. Adjusted results are non-GAAP measures, and a non-GAAP reconciliation table is provided as an appendix to this release.

John Stroup, President, CEO, and Chairman of Belden Inc., said, “Revenues were consistent with our expectations across most of our portfolio in the fourth quarter when adjusted for unfavorable movements in foreign currency rates and copper prices. I am pleased with the progress we are making on our manufacturing capacity constraints. Going forward we expect significantly reduced lead times and inventory levels.”

Full Year 2018

On a GAAP basis, revenue for the year totaled $2.585 billion, up 8.2% compared to $2.389 billion in the full year 2017. Net income was $160.9 million, an increase of $67.7 million compared to $93.2 million in 2017. Net income included a $46.1 million after-tax gain from patent litigation. Net income as a percentage of revenue was 6.2% for the full year compared to 3.9% in 2017. EPS was $3.08 compared to $1.37 in 2017.

Adjusted revenues for the year totaled $2.592 billion, an increase of $203 million, or 8.5%, over the adjusted revenues of $2.389 billion in 2017. Adjusted EBITDA margin was 18.3%, up 10 basis points compared to 18.2% in 2017. Adjusted net income was $289.6 million, increasing $24.6 million, or 9.3%, compared to $265.0 million in 2017. Adjusted EPS increased 13.3% to $6.06, compared to $5.35 in 2017.

Mr. Stroup remarked, “2018 was highlighted by record revenues and 13% growth in both earnings per share and cash flow from operations. During the year, we continued to strengthen our balance sheet and execute our disciplined capital deployment strategy, which included increased investments in organic growth initiatives, record share repurchases, and two successful strategic acquisitions.”

Outlook

“We entered 2019 facing an increased level of global economic uncertainty and some secular headwinds in our Enterprise Segment. This will pressure our 2019 revenue and earnings growth rates, but I am confident that we have the strategy, balance sheet, and proven Lean enterprise system to drive meaningful growth and margin expansion longer-term”, said Mr. Stroup.

The Company expects first quarter 2019 revenue to be $564 - $594 million. For the full year ending December 31, 2019, the Company expects revenue to be $2.495 - $2.595 billion. This full year 2019 guidance reflects year-over-year revenue headwinds of approximately $56 million related to unfavorable foreign currency rates and the previously disclosed revenue recognition timing.

The Company expects first quarter 2019 GAAP EPS to be $0.23 - $0.43. For the full year ending December 31, 2019, the Company expects GAAP EPS to be of $3.84 - $4.49.

The Company expects first quarter 2019 adjusted EPS to be $0.80 - $1.00. For the full year ending December 31, 2019, the Company expects adjusted EPS of $5.50 - $6.15.

Earnings Conference Call

Management will host a conference call today at 8:30 am ET to discuss results of the quarter. The listen-only audio of the conference call will be broadcast live via the Internet at http://investor.belden.com. The dial-in number for participants in the U.S. is 877-260-1479; the dial-in number for participants outside the U.S. is 334-323-0522. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Net Income and Earnings per Share (EPS)

All references to Net Income and EPS within this earnings release refer to net income attributable to Belden and income from continuing operations per diluted share attributable to Belden common stockholders, respectively.

Use of Non-GAAP Financial Information

Adjusted results are non-GAAP measures that reflect certain adjustments the Company makes to provide insight into operating results. GAAP to non-GAAP reconciliations accompany the condensed consolidated financial statements included in this release and have been published to the investor relations section of the Company’s website at http://investor.belden.com.

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Revenues	$655,390	$604,884	$2,585,368	$2,388,643
Cost of sales	(396,025)	(375,458)	(1,576,956)	(1,453,890)
Gross profit	259,365	229,426	1,008,412	934,753
Selling, general and administrative expenses	(129,488)	(114,236)	(525,918)	(461,022)
Research and development expenses	(32,804)	(29,222)	(140,585)	(134,330)
Amortization of intangibles	(23,839)	(26,053)	(98,829)	(103,997)
Gain from patent litigation	—	—	62,141	—
Operating income	73,234	59,915	305,221	235,404
Interest expense, net	(15,021)	(16,477)	(61,559)	(82,901)
Non-operating pension benefit (cost)	(1,166)	166	(342)	(714)
Loss on debt extinguishment	—	—	(22,990)	(52,441)
Income before taxes	57,047	43,604	220,330	99,348
Income tax expense	(13,556)	(13,168)	(59,619)	(6,495)
Net income	43,491	30,436	160,711	92,853
Less: Net loss attributable to noncontrolling interest	(35)	(83)	(183)	(357)
Net income attributable to Belden	43,526	30,519	160,894	93,210
Less: Preferred stock dividends	8,733	8,733	34,931	34,931
Net income attributable to Belden common stockholders	$34,793	$21,786	$125,963	$58,279

Weighted average number of common shares and equivalents:
Basic	39,830	42,126	40,675	42,220
Diluted	40,031	42,581	40,956	42,643

Basic income per share attributable to Belden common stockholders:	$0.87	$0.52	$3.10	$1.38

Diluted income per share attributable to Belden common stockholders:	$0.87	$0.51	$3.08	$1.37

Common stock dividends declared per share	$0.05	$0.05	$0.20	$0.20

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	Enterprise Solutions	Industrial Solutions	Total Segments

	(In thousands, except percentages)

For the three months ended December 31, 2018
Segment Revenues	$379,413	$274,700	$654,113
Segment EBITDA	67,713	54,323	122,036
Segment EBITDA margin	17.8%	19.8%	18.7%
Depreciation expense	7,396	4,657	12,053
Amortization of intangibles	10,643	13,196	23,839
Amortization of software development intangible assets	836	8	844
Severance, restructuring, and acquisition integration costs	10,614	989	11,603
Purchase accounting effects of acquisitions	1,138	—	1,138
Deferred revenue adjustments	(1,277)	—	(1,277)

For the three months ended December 31, 2017
Segment Revenues	$332,381	$272,503	$604,884
Segment EBITDA	48,485	60,515	109,000
Segment EBITDA margin	14.6%	22.2%	18.0%
Depreciation expense	6,143	4,860	11,003
Amortization of intangibles	12,813	13,240	26,053
Amortization of software development intangible assets	56	—	56
Severance, restructuring, and acquisition integration costs	5,342	4,609	9,951
Purchase accounting effects of acquisitions	2,044	—	2,044

For the twelve months ended December 31, 2018
Segment Revenues	$1,522,178	$1,069,802	$2,591,980
Segment EBITDA	267,656	207,724	475,380
Segment EBITDA margin	17.6%	19.4%	18.3%
Depreciation expense	28,861	18,754	47,615
Amortization of intangibles	45,944	52,885	98,829
Amortization of software development intangible assets	2,180	8	2,188
Severance, restructuring, and acquisition integration costs	57,563	11,050	68,613
Purchase accounting effects of acquisitions	3,497	—	3,497
Deferred revenue adjustments	6,612	—	6,612

For the twelve months ended December 31, 2017
Segment Revenues	$1,356,305	$1,032,338	$2,388,643
Segment EBITDA	216,558	214,190	430,748
Segment EBITDA margin	16.0%	20.7%	18.0%
Depreciation expense	26,272	19,325	45,597
Amortization of intangibles	51,054	52,943	103,997
Amortization of software development intangible assets	56	—	56
Severance, restructuring, and acquisition integration costs	29,043	13,747	42,790
Purchase accounting effects of acquisitions	6,133	—	6,133

BELDEN INC.
OPERATING SEGMENT RECONCILIATION TO CONSOLIDATED RESULTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

	(In thousands)
Total Segment Revenues	$654,113	$604,884	$2,591,980	$2,388,643
Deferred revenue adjustments	1,277	—	(6,612)	—
Consolidated Revenues	$655,390	$604,884	$2,585,368	$2,388,643

Total Segment EBITDA	$122,036	$109,000	$475,380	$430,748
Eliminations	(602)	(632)	(2,218)	(3,260)
Total non-operating pension benefit (cost)	(1,166)	166	(342)	(714)
Non-operating pension settlement loss	1,342	—	1,342	—
Income from equity method investment	—	1,667	—	7,502
Consolidated Adjusted EBITDA (1)	121,610	110,201	474,162	434,276
Amortization of intangibles	(23,839)	(26,053)	(98,829)	(103,997)
Severance, restructuring, and acquisition integration costs	(11,603)	(9,951)	(68,613)	(42,790)
Interest expense, net	(15,021)	(16,477)	(61,559)	(82,901)
Depreciation expense	(12,053)	(11,003)	(47,615)	(45,597)
Loss on debt extinguishment	—	—	(22,990)	(52,441)
Deferred revenue adjustments	1,277	—	(6,612)	—
Purchase accounting effects related to acquisitions	(1,138)	(2,044)	(3,497)	(6,133)
Costs related to patent litigation	—	—	(2,634)	—
Amortization of software development intangible assets	(844)	(56)	(2,188)	(56)
Non-operating pension settlement loss	(1,342)	—	(1,342)	—
Loss on sale of assets	—	(1,013)	(94)	(1,013)
Gain from patent litigation	—	—	62,141	—
Consolidated income before taxes	$57,047	$43,604	$220,330	$99,348

(1)	Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures for additional information.

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$420,610	$561,108
Receivables, net	465,939	473,570
Inventories, net	316,418	297,226
Other current assets	55,757	40,167
Total current assets	1,258,724	1,372,071
Property, plant and equipment, less accumulated depreciation	365,970	337,322
Goodwill	1,557,653	1,478,257
Intangible assets, less accumulated amortization	511,093	545,207
Deferred income taxes	56,018	42,549
Other long-lived assets	29,863	65,207
	$3,779,321	$3,840,613

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$352,646	$376,277
Accrued liabilities	364,276	302,651
Total current liabilities	716,922	678,928
Long-term debt	1,463,200	1,560,748
Postretirement benefits	132,791	102,085
Deferred income taxes	39,943	27,713
Other long-term liabilities	38,877	36,273
Stockholders’ equity:
Preferred stock	1	1
Common stock	503	503
Additional paid-in capital	1,139,395	1,123,832
Retained earnings	922,000	833,610
Accumulated other comprehensive loss	(74,907)	(98,026)
Treasury stock	(599,845)	(425,685)
Total Belden stockholders’ equity	1,387,147	1,434,235
Noncontrolling interest	441	631
Total stockholders’ equity	1,387,588	1,434,866
	$3,779,321	$3,840,613

BELDEN INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

	Twelve Months Ended
	December 31, 2018	December 31, 2017

	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net income	$160,711	$92,853
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148,632	149,650
Share-based compensation	18,497	14,647
Loss on debt extinguishment	22,990	52,441
Deferred income tax expense (benefit)	11,300	(24,098)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	(21,748)	(24,931)
Inventories	(14,779)	(84,088)
Accounts payable	(29,401)	100,752
Accrued liabilities	17,238	(25,076)
Income taxes	(4,390)	5,001
Other assets	(18,748)	(13,255)
Other liabilities	(1,082)	11,404
Net cash provided by operating activities	289,220	255,300
Cash flows from investing activities:
Capital expenditures	(97,847)	(64,261)
Cash used to acquire businesses, net of cash acquired	(84,580)	(166,896)
Proceeds from disposal of tangible assets	1,580	1,039
Proceeds from disposal of business	40,171	—
Net cash used for investing activities	(140,676)	(230,118)
Cash flows from financing activities:
Payments under borrowing arrangements	(484,757)	(1,105,892)
Payments under share repurchase program	(175,000)	(25,000)
Cash dividends paid	(43,169)	(43,376)
Debt issuance costs paid	(7,609)	(17,316)
Withholding tax payments for share-based payment awards	(2,094)	(6,564)
Redemption of stockholders' rights agreement	(411)	—
Borrowings under credit arrangements	431,270	866,700
Net cash used for financing activities	(281,770)	(331,448)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(7,272)	19,258
Decrease in cash and cash equivalents	(140,498)	(287,008)
Cash and cash equivalents, beginning of period	561,108	848,116
Cash and cash equivalents, end of period	$420,610	$561,108

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide non-GAAP operating results adjusted for certain items, including: asset impairments; accelerated depreciation expense due to plant consolidation activities; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory and deferred revenue to fair value and transaction costs; severance, restructuring, and acquisition integration costs; gains (losses) recognized on the disposal of businesses and tangible assets; amortization of intangible assets; gains (losses) on debt extinguishment; certain revenues and gains (losses) from patent settlements; discontinued operations; and other costs. We adjust for the items listed above in all periods presented, unless the impact is clearly immaterial to our financial statements. When we calculate the tax effect of the adjustments, we include all current and deferred income tax expense commensurate with the adjusted measure of pre-tax profitability.
We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe the adjusted results are useful to investors because they help them compare our results to previous periods and provide important insights into underlying trends in the business and how management oversees our business operations on a day-to-day basis. As an example, we adjust for the purchase accounting effect of recording deferred revenue at fair value in order to reflect the revenues that would have otherwise been recorded by acquired businesses had they remained as independent entities. We believe this presentation is useful in evaluating the underlying performance of acquired companies. Similarly, we adjust for other acquisition-related expenses, such as amortization of intangibles and other impacts of fair value adjustments because they generally are not related to the acquired business' core business performance. As an additional example, we exclude the costs of restructuring programs, which can occur from time to time for our current businesses and/or recently acquired businesses. We exclude the costs in calculating adjusted results to allow us and investors to evaluate the performance of the business based upon its expected ongoing operating structure. We believe the adjusted measures, accompanied by the disclosure of the costs of these programs, provides valuable insight.
Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

	(In thousands, except percentages and per share amounts)
GAAP revenues	$655,390	$604,884	$2,585,368	$2,388,643
Deferred revenue adjustments	(1,277)	—	6,612	—
Adjusted revenues	$654,113	$604,884	$2,591,980	$2,388,643

GAAP gross profit	$259,365	$229,426	$1,008,412	$934,753
Severance, restructuring, and acquisition integration costs	6,648	6,039	28,130	32,562
Deferred revenue adjustments	(1,277)	—	6,612	—
Purchase accounting effects related to acquisitions	—	2,044	1,833	6,133
Amortization of software development intangible assets	844	56	2,188	56
Accelerated depreciation	—	—	—	798
Adjusted gross profit	$265,580	$237,565	$1,047,175	$974,302

GAAP gross profit margin	39.6%	37.9%	39.0%	39.1%
Adjusted gross profit margin	40.6%	39.3%	40.4%	40.8%

GAAP selling, general and administrative expenses	$(129,488)	$(114,236)	$(525,918)	$(461,022)
Severance, restructuring, and acquisition integration costs	4,752	3,727	35,039	9,991
Costs related to patent litigation	—	—	2,634	—
Purchase accounting effects related to acquisitions	1,138	—	1,664	—
Loss on sale of assets	—	1,013	94	1,013
Adjusted selling, general and administrative expenses	$(123,598)	$(109,496)	$(486,487)	$(450,018)

GAAP research and development expenses	$(32,804)	$(29,222)	$(140,585)	$(134,330)

Severance, restructuring, and acquisition integration costs	203	185	5,444	237
Adjusted research and development expenses	$(32,601)	$(29,037)	$(135,141)	$(134,093)

GAAP net income attributable to Belden	$43,526	$30,519	$160,894	$93,210
Interest expense, net	15,021	16,477	61,559	82,901
Income tax expense	13,556	13,168	59,619	6,495
Loss on debt extinguishment	—	—	22,990	52,441
Noncontrolling interest	(35)	(83)	(183)	(357)
Total non-operating adjustments	28,542	29,562	143,985	141,480

Amortization of intangible assets	23,839	26,053	98,829	103,997
Severance, restructuring, and acquisition integration costs	11,603	9,951	68,613	42,790
Deferred revenue adjustments	(1,277)	—	6,612	—
Costs related to patent litigation	—	—	2,634	—
Purchase accounting effects related to acquisitions	1,138	2,044	3,497	6,133
Amortization of software development intangible assets	844	56	2,188	56
Non-operating pension settlement loss	1,342	—	1,342	—
Loss on sale of assets	—	1,013	94	1,013
Accelerated depreciation	—	—	—	798
Gain from patent litigation	—	—	(62,141)	—
Total operating income adjustments	37,489	39,117	121,668	154,787
Depreciation expense	12,053	11,003	47,615	44,799

Adjusted EBITDA	$121,610	$110,201	$474,162	$434,276

GAAP net income margin	6.6%	5.0%	6.2%	3.9%
Adjusted EBITDA margin	18.6%	18.2%	18.3%	18.2%

GAAP net income attributable to Belden	$43,526	$30,519	$160,894	$93,210
Operating income adjustments from above	37,489	39,117	121,668	154,787
Loss on debt extinguishment	—	—	22,990	52,441
Tax effect of adjustments above	(7,979)	(19,046)	(25,838)	(63,796)
Impact of Tax Cuts and Jobs Act enactment	4,689	28,440	9,997	28,440
Amortization expense attributable to noncontrolling interest, net of tax	(16)	(16)	(66)	(63)
Adjusted net income attributable to Belden	$77,709	$79,014	$289,645	$265,019

GAAP net income attributable to Belden	$43,526	$30,519	$160,894	$93,210
Less: Preferred stock dividends	8,733	8,733	34,931	34,931
GAAP net income attributable to Belden common stockholders	$34,793	$21,786	$125,963	$58,279

Adjusted net income attributable to Belden common stockholders	$77,709	$79,014	$289,645	$265,019

GAAP income per diluted share attributable to Belden common stockholders	$0.87	$0.51	$3.08	$1.37
Adjusted income per diluted share attributable to Belden common stockholders	$1.66	$1.62	$6.06	$5.35

GAAP diluted weighted average shares	40,031	42,581	40,956	42,643
Adjustment for assumed conversion of preferred stock into common stock	6,857	6,268	6,857	6,857
Adjusted diluted weighted average shares	46,888	48,849	47,813	49,500

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)
We define free cash flow, which is a non-GAAP financial measure, as net cash from operating activities adjusted for capital expenditures net of the proceeds from the disposal of tangible assets. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one financial measure to monitor and evaluate performance and liquidity. Non-GAAP financial measures should be considered only in conjunction with financial measures reported according to accounting principles generally accepted in the United States. Our definition of free cash flow may differ from definitions used by other companies.

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

	(In thousands)
GAAP net cash provided by operating activities	$188,361	$151,685	$289,220	$255,300
Capital expenditures, net of proceeds from the disposal of tangible assets	(34,372)	(29,807)	(96,267)	(63,222)
Non-GAAP free cash flow	$153,989	$121,878	$192,953	$192,078

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
2019 EARNINGS GUIDANCE

	Year Ended December 31, 2019	Three Months Ended March 31, 2019

Adjusted income per diluted share attributable to Belden common stockholders	$5.50 - $6.15	$0.80 - $1.00
Amortization of intangible assets	(1.57)	(0.48)
Severance, restructuring, and acquisition integration costs	(0.06)	(0.06)
Purchase accounting effects of acquisitions	(0.03)	(0.03)
GAAP income per diluted share attributable to Belden common stockholders	$3.84 - $4.49	$0.23 - $0.43
Our guidance for income per diluted share attributable to Belden common stockholders is based upon information currently available regarding events and conditions that will impact our future operating results. In particular, our results are subject to the factors listed under "Forward-Looking Statements" in this release. In addition, our actual results are likely to be impacted by other additional events for which information is not available, such as asset impairments, purchase accounting effects related to acquisitions, severance, restructuring, and acquisition integration costs, gains (losses) recognized on the disposal of tangible assets, gains (losses) on debt extinguishment, discontinued operations, and other gains (losses) related to events or conditions that are not yet known.

Forward-Looking Statements

This release and any statements made by us concerning the release may contain forward-looking statements including our expectations for the first quarter and full-year 2019. Forward-looking statements include statements regarding future financial performance (including revenues, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the impact of a challenging global economy or a downturn in served markets; the competitiveness of the global broadcast, enterprise, and industrial markets; volatility in credit and foreign exchange markets; the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); the inability to achieve our strategic priorities in emerging markets; the presence of substitute products in the marketplace; the inability of the Company to develop and introduce new products and competitive responses to our products; the increased prevalence of cloud computing; the inability to successfully complete and integrate acquisitions in furtherance of the Company’s strategic plan; foreign and domestic political, economic and other uncertainties, including changes in currency exchange rates; changes in tax laws and variability in the Company’s quarterly and annual effective tax rates; the increased influence of chief information officers and similar high-level executives; disruptions in the Company’s information systems including due to cyber-attacks; perceived or actual product failures; risks related to the use of open source software; the cost and availability of raw materials including copper, plastic compounds, electronic components, and other materials; difficulty in forecasting revenue due to the unpredictable timing of large orders; disruption of, or changes in, the Company’s key distribution channels; the inability to retain senior management and key employees; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; the impact of changes in global tariffs and trade agreements; the impact of regulatory requirements and other legal compliance issues; the impairment of goodwill and other intangible assets and the resulting impact on financial performance; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 5, 2018. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise, except as required by law.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com